Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Calyxt, Inc. 2017 Omnibus Incentive Plan of our report dated March 2, 2023, with respect to the financial statements of Calyxt, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 24, 2023